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                                                                 EXHIBIT (a)(12)


NEWS RELEASE
Tampa, Fl, April 2, 2003

COAST DENTAL SERVICES, INC. ANNOUNCES AMENDMENT TO ITS TENDER OFFER AND EXTENDS TENDER OFFER TO APRIL 14, 2003

Coast Dental Services, Inc. (Nasdaq: CDEN) announced today that it has filed with the Securities and Exchange Commission (the "SEC") an amendment to the Schedule TO in response to SEC comments and to include updated summary financial information related to its annual report on Form 10-K for the year ended December 31, 2002. Coast Dental also announced the extension of the expiration date of its previously announced tender offer to 5:00 p.m. Eastern time on Monday, April 14, 2003 and the waiver of the "Minimum Condition" to the tender Offer (as defined in the Offer to Purchase).

Prior to commencing its self tender offer, the approximate number of Coast Dental's shareholders of record was 60 and the number of its beneficial holders was 1,100. As of April 1, 2003, the number of shares tendered to Coast Dental in connection with its tender offer is 12,138. Assuming the acceptance of such shares by Coast Dental, as of April 1, 2003, the approximate number of Coast Dental's shareholders of record is 55 and the number of its beneficial holders is 700.

An Amendment and Supplement to Offer to Purchase dated April 2, 2003 is being mailed to Coast Dental's shareholders beginning today. Shareholders are urged to carefully read these materials before making any decision with respect to the tender offer. Shareholders may obtain copies of the Schedule TO, Offer to Purchase, Letter of Transmittal and other documents filed with the SEC, as amended, through the SEC's web site at http://www.sec.gov without charge.

MacKenzie Partners, Inc. is acting as the information agent in connection with the tender offer. Shareholders can call MacKenzie at 1-800-322-2885 to request the tender offer documents or ask any questions about the tender offer process.

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Contact:
     For Coast Dental Services, Inc.:
     MacKenzie Partners, Inc., New York
     Dan Passoff, 800/322-2885